Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File Nos. 333-61487, 333-134831, and 333-195643 on Form S-8 of Norwood Financial Corp. of our report dated March 1, 2021, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of Norwood Financial Corp. for the year ended December 31, 2020.

Cranberry Township, Pennsylvania

March 1, 2021

S.R. Snodgrass, P.C.  2009 Mackenzie Way, Suite 340  Cranberry Township, PA 16066  Phone: 724-934-0344  Fax: 724-934-0345